UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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INNOSPEC INC.

(Name of Registrant as Specified In Its Charter)

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[Form of email communication sent to certain institutional investors in advance of the 2018 Annual Meeting of Stockholders]

Subject: IOSP Proxy - ISS Recommendation - Robert Paller

If you are a subscriber to ISS, you may have seen that they are recommending that you WITHHOLD your vote in relation to the re-election of Robert Paller as a director of Innospec.

We believe ISS may be about to change this recommendation.

Bob is a very experienced M&A lawyer, and a very valuable member of the Innospec Board. We are very keen to retain his services.

In discussions with ISS, we have identified their issue is Bob’s membership of our Nomination & Governance Committee, given that his firm do a very small amount of legal work for Innospec and he is therefore not regarded as independent.

In order to solve this problem, Bob has resigned from his position on the Nomination & Governance Committee with immediate effect, to be replaced by Larry Padfield. We have informed ISS, who are reconsidering their recommendation.

We believe that it is highly likely that they will change their recommendation to FOR.

If you have not yet voted, we would urge you to refrain from doing so until ISS make their decision. If you have already voted in line with ISS’s original recommendation, we would urge you to consider recasting your vote.

Please don’t hesitate to contact me if you have any questions

Regards

Brian

Brian R.Watt

Senior Vice President, Innospec Inc

brian.watt@innospecinc.com

Mobile/Cell : +44 (0) 7765236867